Exhibit 99.1
[Logo]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE



FOR IMMEDIATE RELEASE

Level 3 Contacts:

Media:            Josh Howell                        Investors:       Robin Grey
                  720-888-2517                                      720-888-2518


            Level 3 Reports Fourth Quarter and Full Year 2003 Results

     Reports Communications Revenue of $399 Million For the Fourth Quarter

                       Continues Roll-Out of New Services;
                               Expands Sales Force


BROOMFIELD, Colo., February 5, 2004 - Level 3 Communications, Inc. (Nasdaq:LVLT) today announced its fourth quarter and full year 2003 results. Consolidated free cash flow(1) was negative $15 million for the fourth quarter, and negative $139 million for the full year 2003. For the second half of 2003, the company generated positive consolidated free cash flow of $25 million. Net cash provided by operating activities was $29 million for the fourth quarter and $24 million for the full year 2003.

Consolidated revenue increased to $988 million for the fourth quarter compared to $874 million last quarter as a result of an increase in information services revenue.

The net loss for the fourth quarter decreased to $121 million or $0.18 per share compared to a net loss for the previous quarter of $247 million or $0.38 per share. Included in the net loss for the fourth quarter 2003 was a $37 million gain on extinguishment of debt, or $0.06 per share, generated by debt for equity exchanges and a $38 million tax benefit, or an additional $0.06 per share.

The company has renamed its financial metric Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA) to comply with SEC regulations.

Consolidated Adjusted OIBDA(1) was $129 million in the fourth quarter versus $116 million for the previous quarter.

The company reports financial information based on three operating segments: communications; information services; and other businesses, which consists primarily of coal mining operations.

Overview "Our unlevered cash flow(1) performance was better than expected this quarter," said James Q. Crowe, CEO of Level 3. "We generated $25 million of positive consolidated free cash flow for the last half of 2003. On the customer front, we renewed several large managed modem and IP customer contracts.

"Overall, demand and pricing for basic optical transport and IP services remained challenging during the fourth quarter and we expect these market conditions to remain unchanged through 2004. In response, we continue to develop and launch new, value-added transport, IP and voice services at a record pace."

Fourth Quarter Financial Results Compared to Projections (1)

Metric                                                        Fourth Quarter Actuals   Fourth Quarter
($ in millions)                                                                        Projections (1)
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Communications Services Revenue (2) (excluding termination    $373                     $378-$388
and settlement revenue)
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
   Reciprocal Compensation                                    $23                      $28-$32
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
   Termination and Settlement Revenue                         $3                       $10-$16
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Communications Revenue                                        $399                     $416-$436
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Information Services Revenue                                  $565                     $450-$550
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Other Revenue                                                 $24                      $20
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Consolidated Revenue                                          $988                     $886-$1,006
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Consolidated Adjusted OIBDA (3)(4)                            $129                     $110-$120
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Capital Expenditures (5)                                      $44                      $55
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Unlevered Cash Flow (4)                                       $57                      ($30)-($55)
------------------------------------------------------------- ------------------------ ------------------------
------------------------------------------------------------- ------------------------ ------------------------
Communications Gross Margin (4)                               78%                      77%-79%
------------------------------------------------------------- ------------------------ ------------------------

(1) Projections issued October 23, 2003

(2) Communications Services Revenue is GAAP communications revenue minus reciprocal compensation revenue

(3) Consolidated Adjusted OIBDA includes $11 million in restructuring charges and excludes $23 million in stock-based compensation expense

(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

(5) Gross capital expenditures were $49 million for the quarter and accrual reversals were $5 million

Consolidated Cash Flow and Liquidity
During the fourth quarter, unlevered cash flow(1) was $57 million, versus $144 million for the third quarter. Consolidated free cash flow for the fourth quarter was negative $15 million, versus positive $40 million for the previous quarter. For the full year 2003, unlevered cash flow increased to $237 million from negative $49 million in 2002 and consolidated free cash flow improved to negative $139 million in 2003 compared to negative $434 million last year.

As of December 31, 2003, the company had cash and cash equivalents of approximately $1.1 billion.

"I am pleased with the improvement in our cash flow year over year," said Sunit Patel, CFO of Level 3. "We exceeded our expectations for cash flow performance in the quarter due to greater than expected revenue in our information services business and our continuing management of working capital and capital expenditures."

Communications Business
Revenue
Communications revenue for the fourth quarter was $399 million, versus $413 million for the previous quarter. Total communications revenue for the fourth quarter consisted of $376 million of communications services revenue and $23 million of reciprocal compensation revenue, compared to $388 million and $25 million in the third quarter.

Included in communications services revenue was $3 million and $10 million of settlement and termination revenue for the fourth and third quarters, respectively. Communications services revenue, excluding settlement and termination revenue, decreased by $5 million quarter over quarter. This decrease is a result of a decrease in softswitch revenue of $10 million partially offset by growth in the company's transport and infrastructure business of $5 million. The decrease in softswitch revenue in the fourth quarter is due to a price decrease on a significant number of installed ports for a managed modem customer that took effect during the quarter and the effect of the loss of a Genuity managed modem customer in the third quarter as previously announced.

During the quarter, the company announced new or expanded agreements with several customers including British Telecom, Sprint and United Online.

Cost of Revenue
Communications cost of revenue for the fourth quarter was $87 million versus cost of revenue of $91 million for the previous quarter. Communications gross margin(1) for both periods was 78 percent. Excluding the impact of a favorable settlement in the third quarter, communications gross margin was 77 percent. Communications cost of revenue decreased in the fourth quarter primarily due to continued migration of Genuity customers to the Level 3 network.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $214 million for the fourth quarter, versus $213 million for the previous quarter. For the same periods, communications SG&A expenses include $19 million and $14 million of non-cash stock compensation expenses. Communications SG&A for the third quarter included a $10 million reduction associated with property taxes.

The total number of employees in the communications business decreased to approximately 3,275 at the end of the fourth quarter from approximately 3,500 at the end of the previous quarter.

Adjusted Operating Income Before Depreciation and Amortization (OIBDA)
Adjusted OIBDA(1) for the communications business was $110 million for the fourth quarter, versus $120 million for the previous quarter. Communications Adjusted OIBDA margin(1) was 28 percent for the fourth quarter versus 29 percent in the previous quarter.

Communications Adjusted OIBDA for the fourth quarter includes $7 million in restructuring charges and excludes $19 million in non-cash stock compensation expense. Communications Adjusted OIBDA for the third quarter included $3 million in restructuring charges, a benefit of $10 million associated with a reduction in property taxes, and excluded $14 million in non-cash stock compensation expense.

Genuity Integration
"The integration of Genuity is largely complete, and I am pleased to report that we continue to significantly exceed our operational and financial forecasts for this acquisition," said Kevin O'Hara, COO of Level 3. "We had a goal of completing this integration and migration of traffic within one year of the acquisition, and we are on track to complete this during the first quarter 2004."

"We continue to evaluate M&A opportunities and, while it is difficult to predict the outcome of these efforts, we remain disciplined in looking for acquisitions that would create further value for our stockholders," said O'Hara.

Information Services Business
Results for the information  services business include the Software Spectrum and
(i)Structure subsidiaries.

"During the fourth quarter we saw strong seasonal sales as well as an increase in business IT spending," said Buddy Miller, vice chairman of Level 3. "We have largely completed our previously announced restructuring efforts, which were focused on integrating Software Spectrum and Corporate Software as well as the closure of (i)Structure's operations in Ireland. Going forward we will continue to focus on growing cash flow from this business segment."

Revenue and Adjusted  Operating  Income  before  Depreciation  and  Amortization
(OIBDA)
Information services revenue was $565 million for the fourth quarter, versus $437 million for the previous quarter. The increase in revenue for the fourth quarter, which is typically the strongest quarter, is primarily due to both seasonality and good sales performance.

Adjusted OIBDA(1) for the information services business was $15 million for the fourth quarter, including $4 million in restructuring charges and excluding $4 million in non-cash stock compensation expense, compared to negative $8 million for the previous quarter, which included $11 million in restructuring charges and excluded $1 million in non-cash stock compensation expense. The restructuring charges recognized in the fourth quarter relate to headcount reductions.

The total number of employees in the information services business decreased to approximately 1,375 at the end of the fourth quarter from approximately 1,420 at the end of the previous quarter.

Other Businesses
The company's other businesses consist primarily of coal mining operations.

Revenue and Adjusted OIBDA
Revenue and Adjusted OIBDA(1) from other businesses were $24 million and $4 million for both the third and fourth quarters of 2003.

Corporate Transactions
Capital Structure Changes
As previously announced early in the fourth quarter, a subsidiary of the company raised $500 million in gross proceeds through the issuance of 10.75% Senior Notes and terminated, in full, the company's $1.125 billion senior secured credit facility. Also previously announced, the company completed an agreement to exchange approximately $352 million of face value of debt outstanding for approximately 20 million shares of common stock and $208 million of book value of 9% Convertible Senior Discount Notes.

Asset Sales
In December 2003, the company completed the previously announced sale of the Midwest Fiber Optic Network (MFON) for approximately $16 million. MFON is a regional communications system that Level 3 acquired through its transaction with Genuity, Inc. last year.

In January 2004, the company completed the sale of its remaining investment in Commonwealth Telephone Enterprises, Inc. for approximately $41 million. Approximately 1.1 million shares of Commonwealth Telephone's common stock were sold in a private transaction to an institutional investor.

"During 2003 we continued our success in monetizing non-core assets and deleveraging our balance sheet," said Patel. "We reduced our outstanding debt by approximately $1.1 billion and received approximately $120 million in proceeds from the sale of non-core assets. As a result of these actions, we have no principal maturities on our unsecured debt until 2008."

Renegotiation of Dark Fiber Agreement
During the fourth quarter, the company renegotiated an existing dark fiber contract with one of its customers, Calpoint LLC. As part of the settlement, Level 3 received $13 million in cash, in exchange for eliminating future operating and maintenance payments. The $13 million in settlement revenue will be amortized in communications revenue over three years.

New Service Offerings
As discussed previously, the company is focused on deploying new services that leverage Level 3's existing network infrastructure and address large, established markets for communications services, particularly in the voice market.

Softswitch
To accelerate the execution of Level 3's voice strategy, Level 3 has further refined its organizational structure by recently establishing product management groups structured around three customer segments: Wholesale, Business-Oriented and Consumer-Oriented VoIP services. Level 3 sells its wholesale services directly, and markets business and consumer VoIP services through third-party channels that include partners, ISPs, cable TV MSOs and systems integrators.

In the wholesale voice business segment, the company's current product set includes (3)Voice(R) Termination, (3)VoIP TOLL FREESM, (3)VoIP MarketplaceSM and
(3)ToneSM.

The company's (3)Voice Termination service provides wholesale termination of voice calls over Level 3's IP-based Softswitch network. (3)Voice Termination was recently expanded internationally and now includes an IP-to-IP interconnection capability. In December 2003, T-Systems International GmbH announced it would utilize Level 3's enhanced voice termination service to offer new MPLS-based voice and data services to large enterprises around the world.

Level 3 introduced (3)VoIP Marketplace in September 2003, which enables customers to activate local calling capability in major markets across North America. This service allows call center operators, conferencing providers, voice portals and other businesses to establish a local presence on the PSTN and receive locally dialed calls.

Level 3 also recently launched its (3)VoIP TOLL FREE service, which offers reliable, toll-free, nationwide calling infrastructure complementary to (3)VoIP Marketplace. In January 2004, Raindance Communications announced that it would use the new toll free voice service from Level 3 to offer the industry's first nationwide VoIP conferencing platform delivered by a Web and audio conference provider.

Level 3 launched (3)Tone in September 2003, and continues to build its roster of value-added resellers and partners. (3)Tone is designed for small and medium sized businesses and significantly lowers up-front capital expenditures, eliminates long distance charges for calls between branch offices, and cuts costs tied to IT administration.

Level 3 expects to begin offering a wholesale residential Voice-over-IP service during the first half of 2004. This service will allow broadband Internet access providers including cable operators and DSL access providers to offer IP-based local and long distance voice services to their residential customers and subscribers.

"All our VoIP services utilize and leverage our extensive softswitch platform. We operate the world's largest softswitch platform and reach over 93 percent of the US population," said Sureel Choksi, EVP and President of Softswitch Services. "We believe our years of experience scaling this proprietary platform allow us to offer a high-quality, carrier-grade service that enables our customers to take advantage of the superior economics of Voice-over-IP. We believe we have a comprehensive set of Voice-over-IP services and can enable our business partners to offer high-quality, low-cost voice services to their business and residential customers."

Transport and Infrastructure
The company also recently launched (3)HubSM Private Line, a private line service that enables customers to control and own a dedicated facility on the Level 3 network. This pay-as-you-go solution offers the company's customers operating, network, and capital expenditure savings. In November 2003, BT Americas Inc. announced that it would use Level 3's new (3)Hub Private Line and (3)Center(r) Colocation services to expand its MPLS backbone in the Americas.

Earlier this week, the company launched (3)TechSM, a new service offering technical field support service to Level 3's colocation and dark fiber customers in North America and Europe. This service leverages the company's world-class field service organization and enables customers to reduce network maintenance costs and streamline network operations. This service is offered in Level 3 gateways as well as other on-net customer locations. A European PTT and CENIC are among the initial customers of the new (3)Tech service.

IP and Data Services
The company plans to launch new services in 2004 that leverage its advanced IP MPLS-enabled backbone. These new services provide a private, secure IP network to support IP-VPN and voice and other advanced applications with class of service. Level 3 will sell these services through distribution partners, including carriers, PTTs, value-added resellers, and systems integrators.

Level 3 also plans to introduce new low-speed enhancements to its (3)FlexSM data service, an offering announced in September 2003, that enables media and entertainment companies, ISPs, cable operators, enterprises and others to use Ethernet technology to more simply and cost effectively meet their data networking needs. The lower speed capabilities are expected to make the service more desirable to the enterprise market, which Level 3 will continue to serve through other service providers, systems integrators and value-added resellers.

New Services Summary
"As a result of the new services we have announced over the past two quarters, we have increased our addressable market from approximately $34 billion to $66 billion," said Crowe. "We will continue to launch new services to increase our addressable market for communications services that leverage our network and represent opportunities for the company to enter large existing markets where we have a competitive advantage. We believe the mid- to long-term growth opportunities for the company are significant in areas such as Voice-over-IP, new local transport services, converged data and voice networks and IP-VPNs."

"As a result of our new service initiatives, we are increasing the size of our global communications business sales force by approximately 100 salespeople in order to provide increased attention to growing vertical segments such as voice service providers, the government and system integrators," added Crowe. "In particular, given our recent success and sales to the government sector, we have created a group based in Washington, D.C., to focus directly on opportunities with the  government  sector.  We are  also  focused  on  growing  our  indirect distribution to the business and consumer markets through partners and value-added resellers."

Business Outlook
"We expect to see pressure on our top-line in the first half of 2004, primarily from our managed modem business," said Crowe. "Our goal is to grow revenue during the latter part of 2004 when we expect to see a positive impact from the sales of our new services."

"In particular, our largest managed modem customer, AOL, has recently notified the company of their intent to reduce overall purchases of dial-up capacity and to proportionately reduce purchases from the company. While the company has not yet received formal notification of this reduction and thus is unable to estimate the financial impact with accuracy, we believe the impact of this reduction and other factors could result in a year-over-year reduction of $100 million to $150 million in our managed modem related revenue, of which the substantial majority would result from potential AOL actions. While the company expects continuing reductions in managed modem related revenue, future decreases are expected to be more gradual and in line with overall market declines."

"Assuming these potential declines in managed modem related revenue occur as described above, we would expect communications revenue, including reciprocal compensation but excluding termination revenue, to decline by a high-single-digit percentage in 2004 versus 2003," said Crowe. "However, our goal is to report positive growth in fourth quarter 2004 revenue versus fourth quarter 2003 as a result of the expected contribution from new services, as well as growth in existing businesses, excluding managed modem."

"We expect an increase in operating and capital expenditures from current levels to fund significant growth in our sales force, new service initiatives and new customer segments such as the federal government," said Crowe. "Importantly, we believe that while 2004 will be a transition year from a revenue perspective, our margins in the communications business for the full year 2004 should remain consistent with our current margins."

"We have previously stated that we expect the company's positive overall trend experienced in consolidated free cash flow to continue," said Crowe. "However, if the potential reduction in managed modem related revenue occurs as described above, we expect that consolidated free cash flow will decline by between approximately $40 million and $60 million year over year."

First Quarter 2004

Metric                                        First Quarter
($ in millions)                               Projections
--------------------------------------------- ------------------------
--------------------------------------------- ------------------------
Communications Revenue                        $380-$400
--------------------------------------------- ------------------------
--------------------------------------------- ------------------------
Consolidated Adjusted OIBDA                   $110-$120
--------------------------------------------- ------------------------
--------------------------------------------- ------------------------
Capital Expenditures                          $65
--------------------------------------------- ------------------------

"We expect communications revenue to be flat to declining in the first quarter primarily as a result of a reduction in communications services revenue," said Patel. "This reduction is expected as a result of price reductions that occurred for certain of our IP and managed modem customers during the fourth quarter 2003."

Consolidated Adjusted OIBDA is expected to decrease to $110 million - $120 million in the first quarter as a result of the quarter over quarter reduction in consolidated revenue from the seasonality of the information services business as well as a slight decline in communications revenue.

Capital expenditures are expected to increase to approximately $65 million in the first quarter as the company begins investing in new service initiatives and network build out related to recently awarded government contracts.

Summary
We are very focused on introducing a series of new services that leverage the investment we have made in our advanced network and where we provide our customers with savings relative to services available today," said Crowe. "Our goal in 2004 is to offset lost revenues from our managed modem business primarily from growth in sales of new services and to generate real growth in the second half, which should give the company a solid foundation for substantial positive growth in 2005."

Conference Call Information
Level 3 will hold a conference call to discuss the company's fourth quarter results at 11 a.m. Eastern Time today. To join the call, please dial 612-326-1011. A live broadcast of the call can also be heard on Level 3's web site at www.level3.com. An audio replay of the call will be accessible on the company's web site or by dialing 320-365-3844; access code 715055.

(1) Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliation of these non-GAAP financial metrics to GAAP includes forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K/A-1 for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

COMMUNICATIONS GROSS MARGIN ($ in millions)

                                             Q303             Q403         Full Year 2003

Communications revenue                       $413             $399             $1,947
Communications cost of revenue               $91               $87              $370
Communications Gross Margin ($)              $322             $312             $1,577
Communications Gross Margin (%)               78%              78%               81%


Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Adjusted OIBDA and Communications Adjusted OIBDA margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Adjusted OIBDA and Communications Adjusted OIBDA margins to compare the company's performance to that of its competitors. Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123. Additionally, Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Adjusted OIBDA and Communications Adjusted OIBDA margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.


Consolidated Adjusted OIBDA
Three Months Ended December 31, 2003          Communications    Information                     Con-
($ in millions)                                                  Services        Other       solidated

Net Earnings/(Loss)                              ($166)             $4            $41         ($121)
Income from Discontinued Operations               ($4)              --            --           ($4)
Cumulative Effect of Change in Accounting          --               --            --            --
Income Tax (Benefit)/Expense                       --               $1           ($39)         ($38)
Plus Other (Income)/Expense                        $87              --            --            $87
Operating Income/(Loss)                           ($83)             $5            $2           ($76)
Plus Depreciation and Amortization Expense        $174              $6            $2           $182
Plus Non-Cash Compensation                         $19              $4            --            $23
Plus Non-Cash Impairment Charges                   --               --            --            --
Consolidated Adjusted OIBDA                       $110             $15            $4           $129



Consolidated Adjusted OIBDA
Three Months Ended September 30, 2003          Communications    Information                    Con-
($ in millions)                                                   Services        Other       solidated

Net Earnings/(Loss)                               ($246)           ($16)           $15          ($247)
Income from Discontinued Operations                ($3)              --            --            ($3)
Cumulative Effect of Change in Accounting           --               --            --             --
Income Tax (Benefit)/Expense                        --               --           ($12)         ($12)
Plus Other (Income)/Expense                        $154              --           ($1)           $153
Operating Income/(Loss)                            ($95)           ($16)           $2           ($109)
Plus Depreciation and Amortization Expense         $201              $7            $2            $210
Plus Non-Cash Compensation                          $14              $1            --            $15
Plus Non-Cash Impairment Charges                    --               --            --             --
Consolidated Adjusted OIBDA                        $120             ($8)           $4            $116



Consolidated Adjusted OIBDA
Three Months Ended June 30, 2003                Communications  Information                      Con-
($ in millions)                                                   Services        Other       solidated

Net Earnings/(Loss)                               ($455)           ($17)           $10          ($462)
Income from Discontinued Operations                ($3)              $9            --             $6
Cumulative Effect of Change in Accounting           --               --            --             --
Income Tax (Benefit)/Expense                        --               --            --             --
Plus Other (Income)/Expense                        $325             ($2)          ($9)           $314
Operating Income/(Loss)                           ($133)           ($10)           $1           ($142)
Plus Depreciation and Amortization Expense         $218              $9            $1            $228
Plus Non-Cash Compensation                          $24              $1            --            $25
Plus Non-Cash Impairment Charges                    --               --            --             --
Consolidated Adjusted OIBDA                        $109              --            $2            $111


Consolidated Adjusted OIBDA
Three Months Ended March 31, 2003                   Communications  Information                  Con-
($ in millions)                                                    Services        Other       solidated

Net Earnings/(Loss)                                  $47             ($4)           $76           $119
Income from Discontinued Operations                 ($2)             ($2)           --            ($4)
Cumulative Effect of Change in Accounting            --               --           ($5)           ($5)
Income Tax (Benefit)/Expense                         --               --            --             --
Plus Other (Income)/Expense                         $131              --           ($70)          $61
Operating Income/(Loss)                             $176             ($6)           $1            $171
Plus Depreciation and Amortization Expense          $199              $7            $1            $207
Plus Non-Cash Compensation                           $21              $2            --            $23
Plus Non-Cash Impairment Charges                     --               --            --             --
Consolidated Adjusted OIBDA                         $396              $3            $2            $401



Consolidated Adjusted OIBDA
Twelve Months Ended December 31, 2003            Communications   Information                      Con-
($ in millions)                                                    Services        Other        solidated

Net Earnings/(Loss)                                 ($820)           ($33)          $142          ($711)
(Income)/Loss from Discontinued Operations          ($12)             $7             --            ($5)
Cumulative Effect of Change in Accounting             --              --            ($5)           ($5)
Income Tax (Benefit)/Loss                             --              $1           ($51)          ($50)
Plus Other (Income)/Expense                          $697            ($2)          ($80)           $615
Operating Income/(Loss)                             ($135)           ($27)           $6           ($156)
Plus Depreciation and Amortization Expense           $792             $29            $6            $827
Plus Non-Cash Compensation                           $78              $8             --            $86
Plus Non-Cash Restructuring Charges                   --              --             --             --
Consolidated Adjusted OIBDA                          $735             $10           $12            $757


Consolidated Adjusted OIBDA
Twelve Months Ended December 31, 2002            Communications  Information                       Con-
($ in millions)                                                    Services        Other        solidated

Net Earnings/(Loss)                               ($1,098)           $12            $228          ($858)
Income from Discontinued Operations                  --              ($2)            --            ($2)
Cumulative Effect of Change in Accounting            --               --             --             --
Income Tax (Benefit)                               ($118)            ($2)           ($1)          ($121)
Plus Other (Income)/Expense                         $372              $1           ($205)          $168
Operating Income/(Loss)                            ($844)             $9            $22           ($813)
Plus Depreciation and Amortization Expense          $768             $25             $8            $801
Plus Non-Cash Compensation                          $175              $6             --            $181
Plus Non-Cash Impairment Charges                    $182              --             --            $182
Consolidated Adjusted OIBDA                         $281             $40            $30            $351


Communications Adjusted OIBDA Margin                                               Full Year 2003
($ in millions)                                            Q303         Q403
Communications revenue                                     $413         $399           $1,947
Communications Adjusted OIBDA                              $120         $110            $735
Communications Adjusted OIBDA Margin                        29%         28%              38%



                                                    Consolidated
Projected Consolidated Adjusted OIBDA                  Range
Three Months Ended March 31, 2004
($ in millions)

                                                Low           High

Net Earnings/(Loss)                           ($200)         ($210)
Income from Discontinued Operations             --             --
Cumulative Effect of Change in Accounting       --             --
Income Tax (Benefit)/Expense                    --             --
Plus Other (Income)/Expense                    $110           $110
Operating Income/(Loss)                        ($90)         ($100)
Plus Depreciation and Amortization Expense     $180           $200
Plus Non-Cash Compensation                      $20            $20
Plus Non-Cash Impairment Charges                --             --
Consolidated Adjusted OIBDA                    $110           $120


Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals, and adding back cash interest paid, less interest income all as disclosed in the consolidated condensed statements of cash flows or the consolidated condensed statements of operations. Management believes that unlevered cash flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using unlevered cash flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered cash flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated condensed statements of cash flows. Management believes that consolidated free cash flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt.

There are material limitations to using free cash flow to measure the company against some of its competitors as Level 3 does not currently pay income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended December 31, 2003                                              Consolidated Free
($ in millions)                                            Unlevered Cash Flow       Cash Flow

Net Cash Provided by Continuing Operations                         $29                  $29
Gross Capital Expenditures                                        ($49)                ($49)
Release of Capital Expenditure Accruals                             $5                   $5
Cash Interest Paid                                                 $75                  N/A
Interest Income                                                    ($3)                 N/A
Total                                                              $57                 ($15)


UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Three Months Ended September 30, 2003                                           Consolidated Free
($ in millions)                                           Unlevered Cash Flow       Cash Flow

Net Cash Provided by Continuing Operations                       $90                  $90
Gross Capital Expenditures                                      ($52)                ($52)
Release of Capital Expenditure Accruals                           $2                   $2
Cash Interest Paid                                              $109                  N/A
Interest Income                                                  ($5)                 N/A

Total                                                            $144                 $40



CONSOLIDATED FREE CASH FLOW                       Consolidated Free
Six Months Ended December 31, 2003                    Cash Flow
($ in millions)

Net Cash Provided by Continuing Operations              $119
Gross Capital Expenditures                             ($101)
Release of Capital Expenditure Accruals                  $7
Total                                                    $25

UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Twelve Months Ended December 31, 2003                                          Consolidated
($ in millions)                                        Unlevered Cash Flow    Free Cash Flow

Net Cash Provided by Continuing Operations                     $24                 $24
Gross Capital Expenditures                                   ($191)              ($191)
Release of Capital Expenditure Accruals                        $28                 $28
Cash Interest Paid                                            $394                 N/A
Interest Income                                               ($18)                N/A
Total                                                         $237               ($139)



UNLEVERED CASH FLOW AND CONSOLIDATED FREE CASH FLOW
Twelve Months Ended December 31, 2002                                           Consolidated
($ in millions)                                         Unlevered Cash Flow    Free Cash Flow

Net Cash Used in Continuing Operations                         ($431)              ($431)
Gross Capital Expenditures                                     ($218)              ($218)
Release of Capital Expenditure Accruals                         $215                $215
Cash Interest Paid                                              $414                 N/A
Interest Income                                                 ($29)                N/A
Total                                                           ($49)              ($434)


                                                               Consolidated
Projected CONSOLIDATED FREE CASH FLOW                             Range
Twelve Months Ended December 31, 2004
($ in millions)
                                                           Low             High
Net Cash Provided by Continuing Operations                 $70             $100
Gross Capital Expenditures                               ($250)           ($300)
Total                                                    ($180)           ($200)



About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 22,500 mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented Softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo, (3)Voice Termination and (3)Center Colocation are registered service marks and (3)VoIP TOLL FREE, (3)VoIP Marketplace, (3)Tone, (3)Hub Private Line, (3)Tech and (3)Flex are service marks of Level 3 Communications, Inc. in the United States and/or other countries.


Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.


                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                                             Three Months Ended             Twelve Months Ended
                                                                                December 31,                     December 31,

(dollars in millions)                                                         2003           2002              2003          2002
Revenue:

   Communications                                                              $ 399         $ 273            $ 1,947     $ 1,101
   Information Services                                                          565           623              1,999       1,896
   Other                                                                          24            30                 80         114
                                                                                  --            --                 --         ---
    Total Revenue                                                                988           926              4,026       3,111

Costs and Expenses:
   Cost of Revenue                                                               620           630              2,264       2,008
   Depreciation and Amortization                                                 182           201                827         801
   Selling, General and Administrative, including non-cash
       compensation of $23, $27, $86 and $181, respectively                      251           213              1,046         934
   Restructuring Charges, including non-cash impairment
       charges of $-, $138, $- and $182, respectively                             11           131                 45         181
                                                                                  --           ---                 --         ---
    Total Costs and Expenses                                                   1,064         1,175              4,182       3,924
                                                                               -----         -----              -----       -----

Operating Income (Loss)                                                          (76)         (249)              (156)       (813)

Other Income (Loss), net

   Interest Income                                                                 3             6                 18          29
   Interest Expense                                                             (128)         (146)              (567)       (560)
   Other, net                                                                     38            73                (66)        363
                                                                                  --            --                ---         ---
    Other Income (Loss)                                                          (87)          (67)              (615)       (168)
                                                                                 ---           ---               ----        ----

Loss Before Income Taxes                                                        (163)         (316)              (771)       (981)

Income Tax Benefit                                                                38             2                 50         121
                                                                                  --             -                 --         ---
Loss Before Change in Accounting Principle and Discontinued Operations
    Discontinued Operations                                                     (125)         (314)              (721)       (860)

Cumulative Effect of Change in Accounting Principle                                -             -                  5           -
Income from Discontinued Operations                                                4             1                  5           2
                                                                                   -             -                  -           -
Net Loss                                                                      $ (121)       $ (313)            $ (711)     $ (858)
                                                                              ======        ======             ======      ======
Basic Earning (Loss) per Share:
   Loss before Change in Accounting Principle and Discontinued Operations
       Discontinued Operations                                               $ (0.19)      $ (0.73)           $ (1.28)    $ (2.11)
   Cumulative Effect of Change in Accounting Principle                             -             -               0.01           -
   Income from Discontinued Operations                                          0.01             -               0.01           -
                                                                                ----                             ----
   Net Loss                                                                  $ (0.18)      $ (0.73)           $ (1.26)    $ (2.11)
                                                                             =======       =======            =======     =======
Weighted Average Shares Outstanding (in thousands)
   Basic and Diluted                                                         671,992       427,929            565,931     407,317
                                                                             =======       =======            =======     =======


                 LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                     Consolidated Condensed Balance Sheets
                                  (unaudited)

                                                                            December 31,     September 30,
(dollars in millions)                                                          2003             2003

Assets

Current Assets
    Cash and cash equivalents                                                   $ 1,129           $ 1,317
    Restricted cash                                                                  74               495
    Accounts receivable, less allowances of $28 and $30, respectively               561               355
    Other                                                                           140               119
                                                                                    ---               ---
Total Current Assets                                                              1,904             2,286

Property, Plant and Equipment, net                                                5,727             5,785

Restricted Cash                                                                      61                58

Intangibles and Goodwill, net                                                       459               495

Other Assets, net **                                                                142               150
                                                                                    ---               ---
                                                                                $ 8,293           $ 8,774
                                                                                =======           =======
Liabilities and Stockholders' Equity

Current Liabilities:
    Accounts payable                                                              $ 651             $ 497
    Current portion of long-term debt                                               125               750
    Accrued payroll and employee benefits                                           135               148
    Accrued interest                                                                100                78
    Deferred revenue                                                                189               132
    Other                                                                           231               205
                                                                                    ---               ---
Total Current Liabilities                                                         1,431             1,810

Long-Term Debt, less current portion                                              5,250             5,340

Deferred Revenue                                                                    954               919

Other Liabilities                                                                   477               529

Stockholders' Equity **                                                             181               176
                                                                                    ---               ---
                                                                                $ 8,293           $ 8,774
                                                                                =======           =======


** The September 30, 2003 balance sheet has been restated to reflect the change in the accounting for the investment in Commonwealth Telephone from the equity method to the cost method as an investment security available for sale, resulting in an increase to the asset and equity.


                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                   (unaudited)
(dollars in millions)                                               Three Months Ended         Twelve Months Ended
                                                                     December 31, 2003          December 31, 2003
Cash Flows from Operating Activities:
     Net Loss                                                              $ (121)                    $ (711)
       Gain from discontinued operations                                       (4)                        (5)
       Cumulative effect of change in accounting principle                      -                         (5)
                                                                                -                          --
          Loss from continuing operations                                    (125)                      (721)
     Adjustments to reconcile loss from continuing operations
                 to net cash provided by operating activities:
          Equity earnings, net                                                  -                         (3)
          Depreciation and amortization                                       182                        827
          Induced conversion expense                                            -                        200
          Gain on debt extinguishments, net                                   (37)                       (41)
          Gain on sale of property, plant and equipment,
               toll-road operations and other assets                           (4)                       (74)
          Non-cash expense attributable to stock awards                        23                         86
          Deferred revenue                                                     86                       (263)
          Deferred income taxes                                               (52)                       (64)
          Amortization of debt issuance costs                                   4                         42
          Accreted interest on long term discount debt                         25                        106
          Accrued interest on long-term debt                                   24                         25
          Changes in working capital items:
               Receivables                                                   (198)                       (26)
               Other current assets                                           (25)                        37
               Payables                                                       141                        (55)
               Other current liabilities                                       (7)                       (41)
          Other                                                                (8)                       (11)
                                                                               --                        ---

Net Cash Provided by Operating Activities                                      29                         24

Cash Flows from Investing Activities:
     Decrease in restricted cash and securities, net                           18                          9
     Capital expenditures                                                     (49)                      (191)
     Release of capital expenditure accruals                                    5                         28
     Genuity acquisition                                                       35                       (109)
     Investments and acquisitions                                               -                         (2)
     Proceeds from sale of toll-road operations                                 -                         46
     Proceeds from sale of property, plant and equipment                        7                         58
                                                                                -                         --

Net Cash Provided by/(Used in) Investing Activities                            16                       (161)

Cash Flows from Financing Activities:
     Stock options exercised                                                    -                          3
     Long-term debt borrowings, net of issuance costs                         487                        848
     Purchases of and payments on long-term debt,
        including current portion (net of restricted cash)                   (743)                      (772)
                                                                             ----                       ----

Net Cash Provided by/(Used in) Financing Activities                          (256)                        79

Net Cash Provided by Discontinued Operations                                   20                         37

Effect of Exchange Rates on Cash                                                3                          8
                                                                                -                          -

Net Change in Cash and Cash Equivalents                                      (188)                       (13)

Cash and Cash Equivalents at Beginning of Period                            1,317                      1,142
                                                                            -----                      -----

Cash and Cash Equivalents at End of Period                                $ 1,129                    $ 1,129
                                                                          =======                    =======
Supplemental Disclosure of Cash Flow Information:
     Cash interest paid                                                      $ 75                      $ 394